Exhibit 10.13

July 9, 2014

Re:  Sientra, Inc. Board Service

Dear Jeff,

We are very pleased to offer you a position as a member of the Board of Directors (the “Board”) of Sientra, Inc. (the “Company”). This offer, which is subject to the approval of each of the current members of our Board, is based on the following terms and conditions:

Start Date:

The date your appointment is approved by the Board, which is expected to be July 22, 2014 (the “Effective Date”). You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Term:	Your initial term on the Board shall be one (1) year, subject to change upon adoption of a classified board structure by the Company.

Committees:

You acknowledge and agree that, in order to meet SEC and NYSE rules, you will be required to serve on one or more of the Board’s Audit Committee, Compensation Committee, and Nominating and Governance Committee, and that such committee assignments will be as agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Compensation:

In consideration of your services as a member of the Board, you will receive a $35,000 annual cash retainer, to be paid in equal quarterly installments in arrears for so long as you remain a member of the Board. Your initial quarterly installment will be pro-rated for service from the Effective Date through September 30, 2014.

Following the effective date of the Company’s initial public offering (the “IPO”), you will be entitled to receive additional compensation in consideration of your services on one or more Board committees. Attached as Exhibit A is the proposed Non-Employee Director Compensation Policy (the “Policy”) that is expected to be approved at the next Board meeting and will become effective upon the IPO, which details the anticipated cash retainers for service on each of the Board committees. Please note that the actual cash retainers for committee service will be determined based on the final terms of the Policy adopted by the Board.

Equity Awards:

In connection with your commencement of service as a member of the Board, you will be granted a one-time nonstatutory stock option (the “Initial Grant”) under the Sientra, Inc. 2007 Equity Incentive Plan (the “2007 Plan”) for 25,000 shares of the Company’s common stock, which represents an expected Option Value (as defined in the Policy) of $120,000 as of the IPO. The exercise price of the Initial Grant will be equal to the greater of (a) $4.24 and (b) the fair market value of the Company’s common stock as of June 30, 2014 as determined by the Company’s third party valuation firm and ratified by the Board. The Initial Grant will vest in a series of 36 successive equal monthly installments over the 3-year period measured from the date of grant.

You will also be eligible to receive annual equity grants, as detailed in and subject to the final terms of the Policy to be adopted by the Board.

Responsibilities:

As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board and all regular and special meetings of each committee of which you are a member.

Expenses:	The Company will reimburse you for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.

Confidentiality:

As a condition of this offer, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, as a pre-condition to your appointment to the Board, you are required to execute the Nondisclosure Agreement enclosed herewith. This agreement will be effective as of the Effective Date.

Indemnification:

In the interest of retaining and attracting qualified individuals to provide services to the Company, the Company has or will enter into an Indemnification Agreement with each of its directors and executive officers. An Indemnification Agreement will be provided to you to sign upon your acceptance.

Your engagement as a member of the Board is contingent on all of the following: (a) formal acceptance of this offer, (b) completion of a background, credit and reference check satisfactory to the Board. This offer to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated at any time by either party. Upon accepting our offer to join the Board, you agree we will have the right to mention your name and other customary information in documents we file with the Securities and Exchange Commission, press releases and other business documentation as appropriate.

To accept this offer, please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your service as a member of the Board of the Company.

[Signature page follows]

We sincerely hope that you decide to join the Board of Directors of the Company. Please contact me with any questions regarding the foregoing.

Sincerely,

SIENTRA, INC.

	By:	/s/ Nick Simon
Nick Simon
Chairman of the Board of Directors

	By:	/s/ Hani Zeini
Hani Zeini
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

/s/ Jeff Nugent
Jeff Nugent

Date: August 25, 2014

Attachment:

Exhibit A – Proposed Non-Employee Director Compensation Policy

EXHIBIT A

PROPOSED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

SIENTRA, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED: JULY 17, 2014

Each member of the Board of Directors (the “Board”) of Sientra, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).

The Director Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the IPO (the date of such execution being referred to as the “IPO Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.                                    Annual Board Service Retainer:

a.                                     All Eligible Directors: $35,000

b.                                    Chairman/Lead Independent Director (as applicable): $55,000 (in lieu of above)

2.                                    Annual Committee Member Service Retainer:

a.                                     Member of the Audit Committee: $10,000

b.                                    Member of the Compensation Committee: $7,500

c.                                     Member of the Nominating and Corporate Governance Committee: $5,000

3.                                    Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.                                     Chairman of the Audit Committee: $20,000

b.                                    Chairman of the Compensation Committee: $15,000

c.                                     Chairman of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

Equity awards will be granted under the Company’s 2014 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a)                              Automatic Equity Grants.

(i)                                  Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $120,000 (the “Initial Grant”). In the discretion of the Board, the form of the Initial Grant in any given year may be a combination of the grant of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination will have an aggregate value of $120,000. Each Initial Grant will vest in a series of 36 successive equal monthly installments over the 3-year period measured from the date of grant.

(ii)                              Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock having an Option Value of $75,000 (the “Annual Grant”). In the discretion of the Board, the form of the Annual Grant in any given year may be a combination of the grant of a Nonstatutory Stock Option and a Restricted Stock Unit Award, which combination will have an aggregate value of $75,000. Each Annual Grant will vest in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant.

(b)                             Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

(c)                               Calculation of Option Value and Value of a Restricted Stock Unit Award. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant-date fair value of stock options in its financial statements, except that no provision shall be made for estimated forfeitures related to service-based vesting. The value of a restricted stock unit award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date (as defined in the Plan).

(d)                             Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.